Exhibit 99.1

BioCardia Reports Third Quarter 2025 Business Highlights and Financial Results

Sunnyvale, Calif. – November 12, 2025 - BioCardia, Inc. [Nasdaq: BCDA], a developer of cellular and cell-derived therapeutics for the treatment of cardiovascular and pulmonary diseases, today reported financial results for the third quarter of 2025 and filed its quarterly report on Form 10-Q for the three and nine months ended September 30, 2025 with the Securities and Exchange Commission. The Company will also hold a conference call at 4:30 PM ET today in which it will discuss business highlights. Following management’s formal remarks, there will be a question-and-answer session.

“This quarter’s $6 million financing is actively supporting approvability discussions of CardiAMP cell therapy for patients suffering from heart failure, submission for approval of our Helix Transendocardial Delivery Catheter via DeNovo 510(k) to enable the field of local biologic therapy to the heart, and our actively enrolling in our CardiAMP HF II phase 3 confirmatory trial,” said BioCardia CEO Peter Altman, Ph.D. “These next two quarters promise to be truly transformative for our business because of these and other activities underway.”

Recent Business Highlights

CardiAMP® autologous cell therapy in ischemic heart failure of reduced ejection fraction (HFrEF), BCDA-01

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Our CardiAMP cell therapy for HFrEF is supported by three completed clinical trials with consistent results supporting safety and patient benefit, with a fourth active trial enrolling. Benefits are seen across all patients enrolled in our completed trials, with the strongest signals in our two randomized controlled double-blind trials, TACHFT and CardiAMP HF, in patients having elevated biomarkers of heart stress. In this patient population, both trials demonstrated statistical significance in the primary composite outcome used in our actively enrolling CardiAMP HF II trial.

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In September, we had a positive preliminary clinical consultation with Japan’s Pharmaceutical and Medical Device Agency (PMDA) on the CardiAMP Heart Failure Trial results. We have responded to PMDA questions from this meeting and anticipate our next consultation in the coming months, the outcome of which could enable us to submit for approval of the CardiAMP system for market entry in Japan.

●	This quarter, FDA has received and accepted our annual report. We anticipate requesting a meeting on the approvability of the FDA Designated Breakthrough CardiAMP System in the fourth quarter of 2025.

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Our confirmatory CardiAMP HF II phase 3 trial is underway in the United States, focusing on patients with elevated biomarkers of heart stress. The study has a primary composite endpoint of all cause heart death, non-fatal major adverse cardia and cerebral vascular events (MACCE), and quality of life which would have been met in both CardiAMP HF and in TACHFT. Four world class centers are actively enrolling patients.

CardiAMP® autologous cell therapy in chronic myocardial ischemia with refractory angina, BCDA-02

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In September, we announced top line primary outcomes from the open-label roll-in cohort of the CardiAMP Cell Therapy in Chronic Myocardial Ischemia Trial. Results showed that patients experienced increased exercise tolerance of an average of 80 seconds and an average of 82% reduction in angina episodes at the six-month primary endpoint when compared to measurements prior to cell therapy treatment. Sixty percent of the patients showed substantial improvements in both measures. The minimally invasive therapy was well tolerated with no treatment emergent major adverse cardiac events. All patients were on guideline-directed medical therapy (GDMT) and responded positively to the autologous cell therapy.

CardiALLO™ allogeneic cell therapy in Ischemic Heart Failure, BCDA-03

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The Investigational New Drug application (IND) for our phase 1/2 includes a 3+3 roll-in dose escalation up to a dose of 200 million cells followed by a randomized double-blind controlled study of 30 patients. The low dose cohort of 20 million cells has been completed and there have been no treatment-emergent adverse events, arrhythmias, rejection, or allergic responses. The independent Data Safety Monitoring Board recommended that the study proceed as designed based on the 30-day data safety assessment from this cohort. This study is the first study to focus prospectively on the ischemic etiology heart failure patients with active inflammation. Steps are being taken to secure nondilutive funding to advance this effort.

Biotherapeutic Delivery

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The Helix™ transendocardial biotherapeutic delivery system is a therapeutic-enabling platform for minimally invasive targeted delivery of biologic agents to the heart and underlies BCDA-01, 02, and 03 programs. We have completed a comprehensive update to our Master File for this delivery device which supports our therapeutic programs and those of our therapeutic partners. This effort prepares the way for the submission for approval of the Helix transendocardial delivery catheter via DeNovo 510(k) in the fourth quarter of 2025 based on the performance of the Helix system in clinical trials.

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Heart3D™ fusion imaging has performed well in preclinical settings using both MRI and CT imaging. Recent procedures with machine learning annotated Heart3D integrated with twenty orthogonal real time two dimensional X-ray imaging views, required only 30 minutes while performing ten intramyocardial deliveries as specified in each of our clinical programs.

Third Quarter 2025 Financial Results:

>	In September, BioCardia closed a $6.0 million financing, with net proceeds totaling $5.2 million.

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Research and development expenses increased to $936,000 for the three months ended September 2025 from $931,000 in the three months ended September 2024, and increased to $3.8 million in the nine months ended September 2025 from $3.0 million for the nine months ended June 2024, primarily due to closeout activities in the CardiAMP HF Trial and the beginning of enrollment in the CardiAMP HF II Trial.

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Selling, general and administrative expenses decreased to $0.6 million in the three months ended September 2025 from $0.8 million for the three months ended September 2024, primarily due to lower executive compensation expense. Selling, general and administrative expenses decreased to $2.4 million in the nine months ended September 2025 from $2.8 million in the nine months ended September 2024, primarily due to lower professional service fees coupled with lower share-based compensation expense.

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Our net loss decreased to $1.5 million for the three months ended September 2025, compared to $1.7 million for the three months ended September 2024, primarily due to lower compensation expense, including share-based compensation. Our net loss increased to $6.2 million for the nine months ended September 2025, compared to $5.7 million for the nine months ended September 2024 primarily due to the increased expenses associated with closeout activities in the CardiAMP HF Trial and the beginning of enrollment in the CardiAMP HF II Trial.

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Net cash used in operations for the three months ended September 2025 decreased to $1.7 million, as compared to $2.6 million for the three months ended September 2024. Net cash used in operations for the nine months ended September 2025 decreased to $4.9 million, as compared to $5.5 million for the nine months ended September 2024.

>	Our cash balance on September 30, 2025, was $5.3 million, providing runway into the second quarter 2026 exclusive of additional capital.

ANTICIPATED UPCOMING MILESTONES AND EVENTS:

BCDA-01 CardiAMP Autologous Cell Therapy in Heart Failure (HF)

■	Publication of CardiAMP HF manuscript – Q1 2026
■	CardiAMP HF Japan PMDA Clinical Review – Q4 2025
■	CardiAMP HF FDA meeting request on approvability – Q4 2025
■	CardiAMP HF II Enrollment – ongoing

BCDA-02 CardiAMP Autologous Cell Therapy in Chronic Myocardial Ischemia

■	Publication of roll in cohort data – Q1 2026

BCDA-03 CardiALLO Allogeneic MSC Cell Therapy in Heart Failure

■	CardiALLO HF nondilutive funding – Q1 2026

Helix Biotherapeutic Delivery System

■	Helix biotherapeutic delivery Denovo 510(k) submission for FDA approval – Q4 2025

About BioCardia

BioCardia, Inc., headquartered in Sunnyvale, California, is developing cellular and cell-derived therapeutics for the treatment of cardiovascular and pulmonary disease. CardiAMP® autologous and CardiALLOTM allogeneic cell therapies are the Company’s biotherapeutic platforms with three cardiac clinical stage product candidates in development. These therapies are enabled by its HelixTM biotherapeutic delivery and Morph® vascular navigation platforms. The CardiAMP Cell Therapy Trial for Heart Failure has been supported financially by the Maryland Stem Cell Research Fund and the Center for Medicare and Medicaid Services. For more information visit: www.BioCardia.com.

Conference call access:

Participants can register for the conference by navigating to https://dpregister.com/sreg/10204565/1005a9b26d8. Please note that registered participants will receive their dial-in number upon registration. For those who have not registered, to listen to the call by phone, interested parties within the U.S. should call 1-833-316-0559 and international callers should call 1-412-317-5730 and ask to be connected to the BioCardia call. All callers should dial in approximately 10 minutes prior to the scheduled start time and ask to be joined into the BioCardia call. The conference call will also be available through a live webcast, which can be accessed through the following link: https://event.choruscall.com/mediaframe/webcast.html?webcastid=v3qWCosD.

A webcast replay of the call will be available approximately one hour after the end of the call at the above links. To access the replay internationally, please use the link https://services.choruscall.com/ccforms/replay.html. A telephonic replay of the call will be available and may be accessed by calling 1-855-669-9658 (toll free domestic/Canada) or 1-412-317-0088 (international toll) by using access code 4273038.

Forward Looking Statements

This press release contains forward-looking statements that are subject to many risks and uncertainties. Forward-looking statements include, among other things, references to the enrollment in our clinical trials, the availability of data from our clinical trials, filings and communications with the FDA and Japan’s PMDA, product clearances, the efficacy and safety of our products and therapies, the achievement of any of the anticipated upcoming milestones, our positioning for growth or the market for our products and therapies, the expected benefits of our intellectual property, future prospects, regulatory timelines, and other statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations. Such risks and uncertainties include, among others, the inherent uncertainties associated with developing new products or technologies, regulatory approvals, unexpected expenditures, the ability to raise the additional funding needed to continue to pursue BioCardia’s business and product development plans, the ability to enter into licensing and partnering arrangements and overall market conditions. We may find it difficult to enroll patients in our clinical trials due to many factors, some of which are outside of our control. Slower than targeted enrollment could delay completion of our clinical trials and delay or prevent the development of our therapeutic candidates. These forward-looking statements are made as of the date of this press release, and BioCardia assumes no obligation to update the forward-looking statements.

We may use terms such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey the uncertainty of future events or outcomes to identify these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained herein, we caution you that forward-looking statements are not guarantees of future performance and that our actual results may differ materially from the forward-looking statements contained in this press release. As a result of these factors, we cannot assure you that the forward-looking statements in this press release will prove to be accurate. Additional factors that could materially affect actual results can be found in BioCardia’s Form 10-K filed with the Securities and Exchange Commission on March 26, 2025, under the caption titled “Risk Factors BioCardia expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

BioCardia, Inc.

Condensed Consolidated Statements of Operations
(Unaudited in thousands, except share and per share amounts)

	Three Months ended September 30,		Nine Months ended September 30,
	2025	2024	2025	2024
Revenue:
Collaboration agreement revenue	$—	$—	$—	$58
Costs and expenses:
Research and development	936	931	3,834	2,972
Selling, general and administrative	552	825	2,431	2,766
Total costs and expenses	1,488	1,756	6,265	5,738
Operating loss	(1,488)	(1,756)	(6,265)	(5,680)
Other income (expense):
Total other income, net	5	19	21	30
Net loss	$(1,483)	$(1,737)	$(6,244)	$(5,650)

Net loss per share, basic and diluted	$(0.24)	$(0.61)	$(1.17)	$(2.65)

Weighted-average shares used in computing net loss per share, basic and diluted	6,277,848	2,827,492	5,330,465	2,129,258

BioCardia, Inc.
Selected Balance Sheet Data
(amounts in thousands)

	September 30,	December 31,
	2025(1)	2024(1)

Assets:
Cash and cash equivalents	$5,287	$2,371
Other current assets	78	251
Property, plant and equipment and other noncurrent assets	783	1,102
Total assets	$6,148	$3,724
Liabilities and Stockholders’ Equity
Current liabilities	$3,310	$2,321
Operating lease liability - noncurrent	211	566
Total stockholders’ equity	2,627	837
Total liabilities and stockholders’ equity	$6,148	$3,724

(1)  September 30, 2025 amounts are unaudited. December 31, 2024 amounts were derived from the audited Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2024, filed with the U.S. Securities and Exchange Commission on March 26, 2025.

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Media Contact:
Miranda Peto, Investor Relations
Email: mpeto@BioCardia.com
Phone: 650-226-0120

Investor Contact:
David McClung, Chief Financial Officer
Email: investors@BioCardia.com
Phone: 650-226-0120